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                                                                    EXHIBIT 12.1

                        EYE CARE CENTER OF AMERICA, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES




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                                                                                                    Twenty-Six Twenty-Six Twenty-Six
                                                                                                       Weeks      Weeks       Weeks
                                                               YEAR ENDED                              Ended      Ended       Ended
                       -------------------------------------------------------------------------------------------------------------
                                                                                           Pro Forma  Pro Forma
                       December 31,  December 31,  December 30,  December 28,  January 3,  January 3,  July 4,   June 28,   July 4,
                           1993         1994          1995          1996          1998       1998       1998       1997       1998
                       -------------------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)

Net earning (loss)     ($2,111)     ($15,615)     ($9,119)      $ 1,418       $ 5,215    $   583    $ 1,488     $4,632      $4,494
Add: Income tax
 Provision               2,291            --           --           188           335         --         --        191          13
                       -------------------------------------------------------------------------------------------------------------
                           180       (15,615)      (9,119)        1,606         5,550        583      1,488      4,823       4,507
                       -------------------------------------------------------------------------------------------------------------
Fixed Charges
  Interest expense,
   net                   3,106         9,271        9,046        10,341        14,380     24,067     13,055      6,629       8,262
  Interest factor
   portion of rent
   expense               4,296         3,738        4,011         4,368         6,254      6,254      1,601      1,524       1,601
                        ------------------------------------------------------------------------------------------------------------
      Total fixed
       charges           7,402        13,009       13,057        14,709        20,634     30,321     14,656      8,153       9,863
                       -------------------------------------------------------------------------------------------------------------
Earnings (loss) before
  income taxes and
  fixed charges         $7,582      ($ 2,606)     $ 3,938       $16,315       $26,184    $30,904    $16,144    $12,976      14,370
                       -------------------------------------------------------------------------------------------------------------

Ratio of earnings to
  fixed charges            1.0         (a)            0.3           1.1           1.3        1.0        1.1        1.6         1.5


(a) Earnings were insufficient to cover fixed charges by $15,615 for the fiscal ended December 31, 1994.

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